EXHIBIT 10.5


                         MANCHESTER ENGAGEMENT AGREEMENT

                         TELIDENT, INC. (THE "COMPANY")


This Engagement Agreement (the "Agreement") confirms the COMPANY's retention of Manchester Financial Group, Inc. ("MFGI"), for a minimum period of six (6) months from the date hereof, to assist it with the acquisition of certain target companies ("Target Companies") or any similar transaction related to the COMPANY. MFGI will proceed on a month-to-month basis until the COMPANY provides MFGI with written 30-day notice of termination of this Agreement.

1. MFGI'S PERFORMANCE. Throughout the course of its engagement, MFGI will follow all Process Guidelines set forth in Exhibit A.

2. TYPES OF TRANSACTIONS COVERED. Transactions covered under this Agreement (individually, a "Transaction" and collectively, "Transactions") include the acquisition of one or more Target Companies, whether accomplished by a purchase of assets or stock by or through the COMPANY, an affiliate of the COMPANY and/or it shareholders (in a single transaction or one or more series of related transactions), and shall include without limitation any merger, tender or exchange offer, joint venture, equity investment, recapitalization, or any other transaction, the effect of which is to change the financial structure, control or ownership of the COMPANY. If a Transaction is completed during the term of this Agreement, MFGI shall be entitled to its Accomplishment Fee provided herein.

3. EQUITABLE AGENCY PROTECTION PERIOD. If within a period of twelve (12) months following termination of this Agreement, the COMPANY, an affiliate of the COMPANY or its shareholders enter into an agreement in principle to consummate a Transaction with any Target Companies identified during the term of this Agreement or the six (6) month period prior to the date of this Agreement, MFGI's Accomplishment Fee shall be due and payable in full upon closing of such Transaction pursuant to section 5 below. For purposes of record keeping and monitoring only, within approximately thirty (30) days of the expiration of this Agreement, MFGI will provide the COMPANY with a protective list of Target Companies.

4. ACCOMPLISHMENT FEE AND TOTAL CONSIDERATION. The Accomplishment Fee payable by COMPANY to MFGI at the closing of each Transaction shall be calculated as provided on Exhibit B. MFGI's Accomplishment Fee shall be based upon the total consideration ("Total Consideration") paid or payable directly or indirectly by the COMPANY, an affiliate of the COMPANY and/or its shareholders (including holders of options or other stock rights), in connection with, or in anticipation of, the Transaction, regardless of how allocated or the form of consideration, and shall specifically including without limitation:

      (a) Cash paid and securities transferred by the COMPANY, an affiliate of the COMPANY and/or its shareholders at closing;

      (b) In the case of an acquisition or deemed acquisition of stock by the COMPANY or an affiliate of the COMPANY all liabilities of the Target Companies, other than trade payables and accrued operating expenses. In the case of an acquisition or deemed acquisition of assets, all liabilities of the Target Companies, other than trade payables and accrued operating expenses, which are assumed by the COMPANY or an affiliate of the COMPANY.

      (c) In the case of a Joint Venture, the COMPANY's pro rata equity interest in the enterprise value of the Joint Venture calculated as the sum of (i) the Joint Venture's debt and (ii) the fair market value of the partners' capital contributions to the Joint Venture. For purposes of this section, "Joint Venture" shall mean any joint undertaking between the COMPANY and the Target Companies involving the pooling of assets of efforts for a shared economic goal;

      (d) All deferred installments of the purchase price including promissory notes;

      (e) Any portion of the Total Consideration held in escrow subsequent to closing;

      (f)   All non-compete compensation and the like;

      (g) Future payments that are contingent on the future earnings or operations of the Target Companies, with such payments included in Total Consideration based on the net present value of such payment stream by application of a 15 percent per annum discount rate;

      (h) Any extraordinary compensation to be paid to Target Company and/or its shareholders or affiliates thereof for services rendered subsequent to closing.

5. PAYMENT OF ACCOMPLISHMENT FEE. Except as otherwise provided below, MFGI's Accomplishment Fee shall be paid in cash at closing. In the event that all or a portion of the Total Consideration includes capital stock, securities or other property (other than installment notes), the portion of MFGI's Accomplishment Fee attributable thereto, shall be payable at closing in cash, based on the fair market value of such non-cash items as determined by mutual agreement of the parties. In the event the parties are unable to agree on the fair market value, MFGI shall have the option to receive payment in like kind, or to cause an independent appraiser acceptable to the COMPANY to determine fair market value, the expense of which appraisal shall be shared equally by the parties. The COMPANY, at its option, may pay 1.5% of the cash Accomplishment Fee in Company common stock. The stock price to be used to determine the number of common shares to be transferred, if the COMPANY chooses this option, will be the average price of the COMPANY's common stock during the ten (10) trading days before the announcement of the respective Transaction to the public. The COMPANY common stock transferred shall be registered stock without any trading restrictions.

6. RETAINERS AND EXPENSES. The COMPANY shall pay MFGI a retainer, monthly in advance, of $6,500 per month for the term of this Agreement. Also, upon execution of this Agreement MFGI or its designees will be granted a Warrant or Warrants to purchase 50,000 shares of the COMPANY's common stock at an exercise price equal to the closing price of the COMPANY's stock on the date of this Agreement, and with such other terms set forth in Exhibit B hereto. The COMPANY shall also reimburse MFGI monthly in arrears for all reasonable out-of-pocket expenses incurred on behalf of the COMPANY. MFGI shall provide detailed monthly itemized summaries of expenses for which reimbursement is requested by MFGI. The COMPANY agrees that any unpaid payment (or portion thereof) of any fee, expense, retainer, or other amount payable to MFGI shall bear interest payable at the highest rate of interest permissible by law, but not to exceed 12 percent per annum, from the date that such payment is due hereunder to the date that said payment is paid in full.

7. INDEMNIFICATION. The COMPANY agrees not to assert claims against or recover from MFGI (which term, for purposes of this paragraph, includes its affiliates, directors, officers, shareholders and employees) for losses, claims, damages or liability to the COMPANY or its shareholders, arising out of or in connection with this engagement or performance by MFGI of services hereunder, and to indemnify and hold MFGI harmless against and from all losses, claims, damages or liabilities, and all actions, claims, proceedings and investigations in respect thereof (collectively, "Losses"), arising out of or in connection with this engagement or the performance by MFGI of services hereunder, and to reimburse MFGI for all reasonable legal and other out-of-pocket expenses as incurred by MFGI in connection with investigating, preparing or defending any such Losses, whether or not MFGI is named as a party thereto; provided, however, that the COMPANY shall not be liable to the extent such Losses are finally determined by arbitration as herein provided to have arisen out of MFGI gross negligence or willful misconduct. If such indemnification is insufficient or unavailable, the COMPANY agrees to make contributions to any Losses paid or payable such that MFGI will not be liable for more than the Accomplishment Fee paid to MFGI.

8. RELIANCE AND CONFIDENTIALITY. In performing its services hereunder, MFGI shall be entitled to rely without investigation upon all information that is available from public sources as well as all other information supplied to it by or on behalf of the COMPANY or its advisors or the Target Companies or its advisors and shall not in any respect be responsible for the accuracy or completeness of, or have any obligation to verify, the same or to conduct any appraisal of assets. To the extent consistent with legal requirements, all information given to MFGI by the COMPANY, unless publicly available or otherwise available to MFGI without restriction or breach of any Confidentiality Agreement, will be held by MFGI in confidence and will not be disclosed to anyone other than MFGI agents and advisors without the COMPANY's prior approval or used for any purpose other than those referred to in this Agreement.

9. ARBITRATION. The COMPANY and MFGI both agree that any dispute between them in any way relating to this Agreement shall be determined and settled by arbitration in accordance with the rules of the American Arbitration Association. All costs associated with any such disputes (including both parties' legal fees) shall be allocated between the parties by the arbitrators. All decisions and awards of the arbitrators shall be final and binding on both parties, and may be enforced by any court with jurisdiction.

10. CONFLICT OF INTEREST. The COMPANY hereby acknowledges that the Chairman of its Board of Directors is Chairman and Chief Executive Officer of Manchester Companies, Inc., which is the majority shareholder of MFGI. The COMPANY further acknowledges that is has consulted with its legal counsel regarding this potential conflict of interest.

11. REPRESENTATIONS. The COMPANY will in good faith use its best efforts to conduct any offer, offer for sale, and sale of COMPANY stock in a manner intended to be in compliance with federal and state securities laws, rules and regulations. It is expressly intended that MFGI shall not be acting as a broker-dealer but is assisting the COMPANY in its management of the acquisitions. MFGI is not a member of the National Association of Securities Dealers, Inc. and is not licensed as a broker-dealer in any state.

12. MISCELLANEOUS. This Agreement is transferable and assignable by MFGI to any corporation under common control and ownership with MFGI. In addition, MFGI may assign part or all of the services to be performed under this Agreement to a third party with the consent of the COMPANY, which consent will not be unreasonably withheld. All questions arising hereunder shall be determined according to Minnesota Law. Facsimile copies of the Agreement signed in counterpart shall be considered for all purposes, including delivery, as originals. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. The provisions of this paragraph and Paragraphs 3, 5, 7, and 9 will survive the termination of this Agreement.

Read and agreed to this June 13, 1998 by:



TELIDENT, INC.                              MANCHESTER FINANCIAL GROUP, INC.




By:    /s/ W. Edward McConaghay            By:    /s/ Kenneth W. Hager
   ----------------------------------         ----------------------------------
Its:   President and CEO                   Its:   Managing Director
     --------------------------------           --------------------------------

                                    EXHIBIT A

                                       to

                              Engagement Agreement


                        MANCHESTER FINANCIAL GROUP, INC.

                                       and

                                 TELIDENT, INC.

                               PROCESS GUIDELINES


In the course of MFGI engagement hereunder, MFGI will exercise its best efforts to:

(a) Maintain strict confidentiality of all financial and other proprietary information, data, and materials relating to the COMPANY and the Target Companies except as provided below.

(b) Familiarize itself with the business, financial condition and prospects of Target Companies identified by the COMPANY and believed by the COMPANY to be viable acquisition targets.

(c) Not share with the Target Companies any confidential information relating to the COMPANY unless the Target Companies has executed a CONFIDENTIALITY AGREEMENT in a form pre-approved by the COMPANY.

(d) Contact Target Companies, identified by the COMPANY on the COMPANY's behalf and, as appropriate, arrange for and orchestrate meetings between Target Companies and the COMPANY.

(e) Work with the COMPANY's legal counsel, accountants, and other advisors as reasonably requested and directed by the COMPANY.

(f) Present to the COMPANY all proposals from any Target Companies and make recommendations as to the COMPANY's appropriate negotiating strategy and course of conduct.

(g) Assist in all negotiations, in due diligence and in all document review as reasonably requested and directed by the COMPANY.

(h) The COMPANY or its shareholders have the right to reject any and all proposals submitted to MFGI.

                                    EXHIBIT B

                                       to

                              Engagement Agreement



                        MANCHESTER FINANCIAL GROUP, INC.

                                       and

                                 TELIDENT, INC.




                                  Fee Structure

    3.0 percent of the Total Consideration, paid by COMPANY, or an affiliate of the COMPANY to each Target Company or its shareholders.

In addition, with regard to each Transaction, MFGI or its designees will be granted a Warrant or Warrants to purchase 100,000 shares of the COMPANY's common stock (the "Warrants"). Such Warrants will be exercisable at any time for a period of five (5) years from the date of issuance at an exercise price equal to the average closing price of the COMPANY's stock during the ten (10) trading days before the announcement of the respective Transaction to the public but in no event less than $2.50. The Warrants shall contain a net exercise provision, customary anti-dilution provisions and shall provide for participation of the shares underlying the Warrants on a "piggy-back" basis in any registration by the COMPANY during the Warrants duration and two (2) years thereafter, and registration to be at the expense of the COMPANY. The Warrants will also contain ratchet-down provisions which will result in the repricing of the Warrants in the event that shares, options or warrants are subsequently issued by the COMPANY at a lower price. The form of such Warrant is attached hereto.